MEMORANDUM

DATE:March 30, 2018

TO:Brett Haumann

FROM:Dennis Driver

Senior Vice President, Chief Human Resources Officer, Theravance Biopharma US, Inc.

Rick E Winningham

Chief Executive Officer, Theravance Biopharma US, Inc.

Director and Chief Executive Officer, Theravance Biopharma UK Limited

SUBJECT:Transfer to Theravance Biopharma US, Inc.

This memorandum is to memorialize the terms and conditions of your transfer from Theravance Biopharma UK Limited (“Theravance UK”) to Theravance Biopharma US, Inc. (“Theravance US”) consistent with our earlier discussions.  Please carefully review the terms and conditions stipulated below.

1.	The anticipated effective date of your transfer to the US is April 6, 2018 (“US Employment Date”).
2.

By mutual agreement, your employment with Theravance UK will terminate on April 5, 2018 or the date immediately before you commence working at Theravance US, whichever is the earlier date (“UK Termination Date”).

3.

As you will continue working for a Theravance company, we mutually agree that a) Theravance UK has complied with any notice of termination of employment you might be entitled to under English law and/or your employment agreement with Theravance UK, and no further notice or payment in lieu of notice is due to you; b) you will not be eligible for nor be paid any termination payments (including severance or redundancy payments) by Theravance UK; and c) only for the purposes of determining employee benefits that are calculated on the basis of years of service, your date of hire with Theravance US will be deemed to be October 29, 2013.

4.	At Theravance US, your title will be Chief Medical Officer and Senior Vice President, Development, reporting to Rick Winningham.
5.	Beginning on your US Employment Date, your salary on an annualized basis will be $525,000, which will be paid in accordance with the regular payroll practices of Theravance US.
6.

Theravance US provides a comprehensive company-paid benefits package that begins on your US Employment Date.  Benefits are provided to you and your dependents at a minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.

7.	As an employee of Theravance US, you will be entitled to paid vacation in accordance with our employee policies in addition to the public holidays observed by Theravance US. Theravance

8.	UK will pay you out for any accrued but unused paid holidays you have to your credit by the UK Termination Date.
9.

Discretionary bonus – You will be eligible to receive an annual discretionary bonus, currently of up to 50% of your annual salary, based on Theravance Biopharma, Inc.’s performance against its annual goals and a review of your individual performance.  You must be an active employee in good standing at the time the discretionary bonus is paid in order to receive the bonus.  The bonus percentage targets and other performance objectives may change from time-to-time at the sole discretion of the Board of Directors.

10.

Stock Awards –You will continue to vest in your equity awards notwithstanding your transfer to Theravance US, and such awards will continue to be subject to the terms and provisions of your equity award agreements; provided, however, you will be required to satisfy any withholding taxes that may be due from a US perspective for awards that vest or settle following your transfer to Theravance US prior to the distribution of any shares pursuant thereto (and which will be in addition to any tax liabilities you are required to satisfy for such awards in the United Kingdom). Your satisfaction of such US withholding taxes may be satisfied in any manner currently set forth in your equity award agreement with regard to tax liabilities in the United Kingdom.

11.

Theravance US will pay you a gross stipend of $12,000 each month (starting on the US Employment Date, pro-rated) through October 31, 2018. Effective November 1, 2018, the stipend will decrease to the gross amount of $6,000 per month and continue until July 31, 2019. The stipend is intended to provide supplemental compensation to enable you to pay for the costs associated with your travel to the United Kingdom, such as airfare, local ground transportation, housing in the bay area and family medical benefits coverage. The stipend will be a taxable benefit and Theravance US will withhold such amount for income taxes as might be required under applicable law. The stipend will end July 31, 2019; provided however this stipend will end immediately upon termination of employment and provided further that Theravance US reserves the right in its sole discretion to reduce or to eliminate the stipend upon fourteen (14) days of advance written notice by the Company.  You must remain a full time employee in good standing to be eligible to receive the stipend.

12.	We will engage and cover the expense of a tax advisor to assist you with the preparation and filing of your tax return for the 2018 tax year.
13.

Your employment with Theravance US is for no specific period of time, and will be at-will. As a result, either you or Theravance US may terminate your employment relationship at any time for any reason or no reason, with or without notice.

14.	As an employee of Theravance US, you will be expected to acknowledge and abide by the Company’s policies and procedures applicable to its employees working in California in the United States.

This is the full and complete agreement between you and Theravance UK and Theravance US. Although your job duties, title, compensation and benefits, as well as Theravance US’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the CEO of the Company.

Please carefully review and consider the above terms and conditions regarding the termination of your employment with Theravance UK and the offer of employment at Theravance US. Please sign the acknowledgment below and return a copy of this letter agreement to Dennis Driver.

Sincerely,

Theravance Biopharma UK Limited	Theravance Biopharma US, Inc.
/s/ Rick E Winningham	/s/ Rick E Winningham
Rick E Winningham	Rick E Winningham
Director and Chief Executive Officer	Chief Executive Officer

Acknowledgment:

I, the undersigned, Brett Haumann, hereby acknowledge and agree that:

1.	I have carefully reviewed and considered the terms and conditions stated above;
2.	I voluntarily agree to all the terms and conditions stated above;
3.	I understand and agree that my employment with Theravance Biopharma UK Limited will terminate by mutual agreement on the date stipulated above; and
4.

I understand and agree that on the date immediately following the termination of my employment with Theravance Biopharma UK Limited, my employment will commence with Theravance Biopharma US, Inc. and Theravance Biopharma US, Inc. will be my sole employer going forward.

Signed: _/s/ Brett Haumann_________________________________

Date: 05 April 2018___________________________________